Exhibit 99.1

Arc Logistics Partners http://arcxlp.com

Arc Logistics Partners LP Announces Third Quarter 2017 Results

NEW YORK, November 7, 2017 (GLOBE NEWSWIRE) — Arc Logistics Partners LP (NYSE: ARCX) (“Arc Logistics” or the “Partnership”) today reported its financial and operating results for the third quarter ended September 30, 2017.

During the third quarter of 2017, the Partnership accomplished the following:

•	Realized throughput of 181.4 thousand barrels per day (“mbpd”)

•	Reported revenues, net income and Adjusted EBITDA of $27.3 million, $1.2 million and $14.7 million, respectively

•	Invested $5.9 million of expansion capital expenditures to support existing, new and future customer initiatives

•	Generated cash flows from operating activities of $13.5 million and Distributable Cash Flow of $10.2 million

•	Declared a quarterly cash distribution of $0.44 per unit for the third quarter ended September 30, 2017

For additional information regarding the Partnership’s calculation of Adjusted EBITDA and Distributable Cash Flow, which are non-GAAP financial measures, and a reconciliation of net income to Adjusted EBITDA and cash flows from operating activities to Distributable Cash Flow, please see below in this release and the accompanying tables.

Additionally, as previously announced, the Partnership, Arc Logistics GP LLC (“Arc GP”), Lightfoot Capital Partners GP LLC (“LCP GP”), Lightfoot Capital Partners, LP (“LCP LP” and, together with LCP GP, “Lightfoot”) entered into the Purchase Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 29, 2017, with Zenith Energy U.S., L.P. and certain of its affiliates (together with such affiliates, “Zenith”), a portfolio company of Warburg Pincus, pursuant to which Zenith will acquire Arc GP, the general partner of the Partnership (the “GP Transfer”), and all of the outstanding common units in the Partnership (the “Merger” and, together with the GP Transfer, the “Proposed Transaction”). For additional information, please see the Partnership’s definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on October 30, 2017.

Third Quarter 2017 Operational and Financial Results

The Partnership’s third quarter 2017 reported revenues, net income and Adjusted EBITDA of $27.3 million, $1.2 million and $14.7 million, respectively, represents an increase over the Partnership’s third quarter 2016 reported revenues of $26.7 million and a decrease from the Partnership’s third quarter 2016 reported net income and Adjusted EBITDA of $5.8 million and $14.9 million, respectively. Operating income decreased by $2.4 million to $3.4 million for the third quarter 2017 when compared to the third quarter 2016 operating income of $5.8 million, principally due to the following:

•	Revenues increased by $0.6 million, or 2%, to $27.3 million as compared to $26.7 million, due to (i) a $0.3 million increase in total storage and throughput services fees and (ii) a $0.3 million increase in ancillary services fees.

•	Total storage and throughput services fees increased by $0.3 million, or 1%, to $25.5 million. This increase was attributable to excess throughput and handling fees, which primarily resulted from the execution of new customer agreements or agreements with existing customers, incremental throughput and handling fees from existing customers and contract amendments or contractual rate adjustments at the Partnership’s Altoona, Baltimore, Blakeley, Chickasaw, Cleveland, Dupont, Joliet, Madison, Mechanicsburg, Mobile, Mobile-Methanol, Norfolk, Pawnee, Selma, Toledo and Williamsport terminals partially offset by customer non-renewals and reduced customer activity at the Partnership’s Altoona, Baltimore, Blakeley, Brooklyn, Chickasaw, Dupont, Joliet, Norfolk, Selma, Pawnee and Spartanburg terminals.

•	Ancillary services fees increased by $0.3 million, or 23%, to $1.8 million primarily due to new customer agreements or agreements with existing customers and an increase in services provided to existing customers, including lab fees, natural gas reimbursement, railcar storage, blending, and other services at the Partnership’s Baltimore, Brooklyn, Dupont, Joliet, Madison, Mechanicsburg, Mobile, Mobile-Methanol, Norfolk, Portland, Selma, Toledo and Williamsport terminals; partially offset by a decrease in such ancillary services or customer non-renewals at the Partnership’s Altoona, Blakeley, Brooklyn, Chickasaw, Cleveland, Mechanicsburg, Pawnee, Selma, Spartanburg and Toledo terminals.

•	Operating expenses increased by $0.7 million, or 8%, to $8.8 million as compared to $8.2 million, due to: (i) a $0.1 million increase attributable to increased throughput activity including additive, contract labor, utility and supply expenses; (ii) a $0.5 million increase in repair and maintenance expenses; and (iii) an increase in property taxes of $0.3 million; partially offset by a reduction in insurance expense of $0.2 million.

•	Selling, general and administrative expenses increased by approximately $1.9 million, or 42%, to $6.4 million as compared to $4.5 million, due to a $2.4 million increase in due diligence and transaction related expenses associated with the Proposed Transaction offset by a $0.5 million decrease in unit-based compensation expenses.

•	Depreciation expense increased by $0.7 million, or 16%, to $4.6 million as compared to $4.0 million, primarily due to the impact of the expansion projects at the Partnership’s Pennsylvania terminals which were acquired in 2016, customer expansion activities and incremental maintenance projects.

•	Amortization expense decreased by $0.1 million, or 3%, to $3.5 million, primarily due to an intangible asset related to the Mobile terminal acquisition becoming fully amortized in the first quarter of 2016.

As of September 30, 2017, the Partnership’s storage capacity was approximately 7.8 million barrels, which represents an increase of 1,500 barrels, when compared to the Partnership’s capacity at September 30, 2016. The increase in storage capacity is related to the completion of three new 500-barrel bio-diesel tanks at our Altoona, Dupont and Mechanicsburg terminals.

The Partnership’s throughput activity increased by 10.2 mbpd, or 6%, to 181.4 mbpd during the third quarter of 2017 compared to the third quarter of 2016. The increase was due to: (i) a 2.7 mbpd increase in asphalt and industrial products throughput related to new and existing customer activity at the Partnership’s Mobile and Mobile-Methanol terminals, offset by customer non-renewals and reduced activity at the Partnership’s Blakeley and Chickasaw terminals; (ii) a 6.7 mbpd increase in distillates throughput as the result of recently executed new customer agreements and increased existing commercial activity at the Partnership’s Baltimore, Chickasaw, Cleveland, Madison, Norfolk, Selma, Spartanburg, Toledo and Pennsylvania terminals and the execution of new agreements with existing customers to throughput product at the Partnership’s Baltimore, Mobile, Norfolk, Selma and Pennsylvania

terminals, which was partially offset by reduced customer activity and customer non-renewals of short term agreements at the Partnership’s Baltimore, Dupont, Gulf Coast, Selma and Toledo terminals; (iii) a 1.3 mbpd increase in gasoline throughput as the result of a recently executed new customer agreement and increased existing customer activity at the Partnership’s Baltimore, Cleveland, Madison, Mechanicsburg, Portland, Selma and Toledo terminals and the execution of new agreements with existing customers to throughput product in other terminals within the Partnership’s terminal network, which was partially offset by a decrease related to customer non-renewals or reduced customer activity at the Altoona, Brooklyn, Dupont, Norfolk, Selma, Spartanburg and Williamsport terminals; (iv) offset by a 0.5 mbpd decrease in crude oil throughput as the result of a 6.2 mbpd decrease in throughput at the Partnership’s Pawnee terminal offset by an increase of 5.7 mbpd of throughput at the Partnership’s Joliet terminal.

In October 2017, the Partnership declared a quarterly cash distribution of $0.44 per unit, or $1.76 per unit on an annualized basis, for the period from July 1, 2017 through September 30, 2017. The distribution will be paid on November 15, 2017 to unitholders of record on November 8, 2017.

From the date of the Merger Agreement until the Proposed Transaction becomes effective, the Partnership plans to declare and pay quarterly distributions in the ordinary course of business and consistent with past practices. Assuming that the Merger has not closed by January 26, 2018, the Partnership expects that it would declare a distribution associated with the quarter ended December 31, 2017 on or about January 26, 2018, to be paid on or about February 15, 2018 to the Partnership’s common unitholders of record as of February 8, 2018. If, as anticipated, the Merger closes prior to the record date for the distribution associated with the fourth quarter of 2017, then the Partnership’s common unitholders as of immediately prior to the closing of the Merger will not receive any distribution associated with the fourth quarter of 2017. If, alternatively, the Merger does not close by the record date for the distribution associated with the fourth quarter of 2017, then the Partnership plans to pay the fourth quarter distribution, on or around February 15, 2018, to the Partnership’s common unitholders of record as of the record date applicable to such distribution, irrespective of whether the Merger closes thereafter or whether Arc GP or Zenith terminates the Merger Agreement after February 7, 2018, subject to extension at Zenith’s election to March 1, 2018, in certain circumstances as specified in the Merger Agreement.

Conference Call

Arc Logistics will hold a conference call and webcast to discuss the third quarter 2017 financial and operating results on November 7, 2017, at 5:00 p.m. Eastern. Interested parties may listen to the conference call by dialing (855) 433-0931. International callers may access the conference call by dialing (484) 756-4279. The call may also be accessed live over the internet by visiting the “Investor Relations” page of the Partnership’s website at www.arcxlp.com and will be available for replay for approximately one month.

About Arc Logistics Partners LP

Arc Logistics is a fee-based, growth-oriented limited partnership that owns, operates, develops and acquires a diversified portfolio of complementary energy logistics assets. Arc Logistics is principally engaged in the terminalling, storage, throughput and transloading of petroleum products and other liquids. For more information, please visit www.arcxlp.com.

Additional Information for Unitholders

This communication may be deemed to be solicitation material in respect of the Proposed Transaction. Arc Logistics has filed with the SEC and will furnish to Arc Logistics’ unitholders a proxy statement and other relevant documents. BEFORE MAKING ANY VOTING DECISION, ARC LOGISTICS’ UNITHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and unitholders will be able to obtain, free of charge, a copy of the proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. In addition, the proxy statement and Arc Logistics’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 14(d) of the Securities Exchange Act of 1934, as amended, will be available free of charge through Arc Logistics’ website at http://arcxlp.com as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

Participants in the Solicitation

Arc Logistics and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the unitholders of Arc Logistics in connection with the Proposed Transaction. Information about the directors and executive officers of Arc Logistics is set forth in Arc Logistics’ Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2016. This document can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Forward-Looking Statements

Certain statements and information in this press release constitute “forward-looking statements.” Certain expressions including “believe,” “expect,” “intends,” or other similar expressions are intended to identify the Partnership’s current expectations, opinions, views or beliefs concerning future developments and their potential effect on the Partnership. While management believes that these forward-looking statements are reasonable when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. The forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and its present expectations or projections. Important factors that could cause actual results to differ materially from forward-looking statements include but are not limited to: (i) adverse economic, capital markets and political conditions; (ii) changes in the market place for the Partnership’s services; (iii) changes in prices and supply and demand of crude oil and petroleum products; (iv) actions and performance of the Partnership’s customers, vendors or competitors; (v) nonrenewal, nonpayment or nonperformance by the Partnership’s customers and the Partnership’s ability to replace such contracts and/or customers; (vi) changes in the cost of or availability of capital; (vi) unanticipated capital expenditures in connection with the construction, repair or replacement of the Partnership’s assets; (viii) operating hazards, unforeseen weather events or matters beyond the Partnership’s control; (ix) inability to consummate acquisitions, pending or otherwise, on acceptable terms and successfully integrate acquired businesses into the Partnership’s operations; (x) effects of existing and future laws or governmental regulations; (x) litigation and (xi) the Partnership’s ability to complete the Proposed Transaction. There can be no guarantee that the Proposed Transaction will be completed, or if it is completed, the time frame in which it will be completed. The Proposed

Transaction is subject to the satisfaction of certain conditions contained in the merger agreement related thereto. The failure to complete the Proposed Transaction could disrupt certain of the Partnership’s plans, operations, business and employee relationships. Additional information concerning these and other factors that could cause the Partnership’s actual results to differ from projected results can be found in the Partnership’s public periodic filings with the SEC, including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC on March 14, 2017 and any updates thereto in the Partnership’s subsequent quarterly reports on Form 10-Q and current reports on Forms 8-K and the Partnership’s definitive proxy statement filed with the SEC on October 30, 2017. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

The Partnership defines Adjusted EBITDA as net income before interest expense, income taxes and depreciation and amortization expense, as further adjusted for other non-cash charges and other charges that are not reflective of its ongoing operations. Adjusted EBITDA is a non-GAAP financial measure that management and external users of the Partnership’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess (i) the performance of the Partnership’s assets without regard to the impact of financing methods, capital structure or historical cost basis of the Partnership’s assets; (ii) the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities; (iii) the Partnership’s ability to make distributions; (iv) the Partnership’s ability to incur and service debt and fund capital expenditures; and (v) the Partnership’s ability to incur additional expenses. The Partnership believes that the presentation of Adjusted EBITDA provides useful information to investors in assessing its financial condition and results of operations.

The Partnership defines Distributable Cash Flow as Adjusted EBITDA less (i) cash interest expense paid; (ii) cash income taxes paid; (iii) maintenance capital expenditures paid; and (iv) equity earnings from the Partnership’s interests in Gulf LNG Holdings Group, LLC (the “LNG Interest”); plus (v) cash distributions from the LNG Interest. Distributable Cash Flow is a non-GAAP financial measure that management and external users of the Partnership’s consolidated financial statements may use to evaluate whether the Partnership is generating sufficient cash flow to support distributions to its unitholders as well as to measure the ability of the Partnership’s assets to generate cash sufficient to support its indebtedness and maintain its operations.

The GAAP measure most directly comparable to Adjusted EBITDA is net income and to Distributable Cash Flow is cash flows from operating activities. Neither Adjusted EBITDA nor Distributable Cash Flow should be considered an alternative to net income or cash flows from operating activities, respectively. Adjusted EBITDA and Distributable Cash Flow have important limitations as analytical tools because they exclude some but not all items that affect net income. You should not consider Adjusted EBITDA or Distributable Cash Flow in isolation or as a substitute for analysis of the Partnership’s results as reported under GAAP. Additionally, because Adjusted EBITDA and Distributable Cash Flow may be defined differently by other companies in the Partnership’s industry, the Partnership’s definitions of Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. Please see the reconciliation of net income to Adjusted EBITDA and cash flows from operating activities to Distributable Cash Flow in the accompanying tables.

Investor Contact:

IR@arcxlp.com

www.arcxlp.com

212-993-1290

ARC LOGISTICS PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues:
Third-party customers	$25,859	$22,933	$75,420	$68,136
Related parties	1,431	3,739	4,382	10,847

	27,290	26,672	79,802	78,983
Expenses:
Operating expenses	8,848	8,192	26,595	25,107
Selling, general and administrative	4,999	3,141	10,950	10,168
Selling, general and administrative - affiliate	1,368	1,342	3,941	3,965
Depreciation	4,623	3,972	13,565	11,345
Amortization	3,547	3,672	10,808	11,042
(Gain) Loss on revaluation of contingent consideration, net	534	545	1,465	(303)

Total expenses	23,919	20,864	67,324	61,324

Operating (loss) income	3,371	5,808	12,478	17,659
Other income (expense):
Equity earnings from unconsolidated affiliate	2,431	2,512	7,243	7,439
Gain (Loss) on disposal of property and equipment	(1,484)	—	(1,484)	—
Other Income	60	1	60	2
Interest expense	(3,132)	(2,481)	(8,656)	(7,234)

Total other income (expense)	(2,125)	32	(2,837)	207

Income before income taxes	1,246	5,840	9,641	17,866
Income taxes	55	49	86	101

Net income	1,191	5,791	9,555	17,765

Net income attributable to non-controlling interests	(1,047)	(1,659)	(3,720)	(5,553)

Net income attributable to partners’ capital	144	4,132	5,835	12,212
Other comprehensive income (loss)	475	831	1,156	(84)

Comprehensive (loss) income attributable to partners’ capital	$619	$4,963	$6,991	$12,128

Earnings per limited partner unit:
Common units (basic and diluted)	$0.00	$0.20	$0.27	$0.59
Subordinated units (basic and diluted)	$—	$0.20	$—	$0.59

ARC LOGISTICS PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(In thousands, except unit amounts)

(Unaudited)

	September 30,	December 31,
	2017	2016
Assets:
Current assets:
Cash and cash equivalents	$2,677	$4,584
Trade accounts receivable	11,501	8,257
Due from related parties	480	1,321
Inventories	368	397
Other current assets	2,444	2,060

Total current assets	17,470	16,619

Property, plant and equipment, net	396,198	395,511
Investment in unconsolidated affiliate	77,800	75,716
Intangible assets, net	107,140	117,716
Goodwill	39,871	39,871
Other assets	1,935	2,980

Total assets	$640,414	$648,413

Liabilities and partners’ capital:
Current liabilities:
Accounts payable	$6,298	$2,455
Accrued expenses	5,689	5,684
Due to general partner	2,762	2,082
Other liabilities	3,523	2,961

Total current liabilities	18,272	13,182

Credit facility	256,000	249,000
Other non-current liabilities	19,272	19,805

Total liabilities	293,544	281,987

Commitments and contingencies
Partners’ capital:
General partner interest	—	—
Limited partners’ interest
Common units – (19,545,944 and 19,477,021 units issued and outstanding at September 30, 2017 and December 31, 2016, respectively)	263,421	282,228
Non-controlling interests	79,636	81,541
Accumulated other comprehensive (loss) income	3,813	2,657

Total partners’ capital	346,870	366,426

Total liabilities and partners’ capital	$640,414	$648,413

ARC LOGISTICS PARTNERS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine months ended
	September 30,
	2017	2016
Cash flow from operating activities:
Net income	$9,555	$17,765
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	13,565	11,345
Amortization	10,808	11,042
Equity earnings from unconsolidated affiliate, net of distributions	(1,153)	(120)
Amortization of deferred financing costs	1,258	1,145
Unit-based compensation	1,847	3,523
Net loss (gain) on revaluation of contingent consideration	1,465	(303)
Not loss (gain) on disposal of property and equipment	1,484	—
Trade accounts receivable	(3,125)	583
Due from related parties	841	(34)
Inventories	29	80
Other current assets	(384)	(442)
Accounts payable	952	(573)
Accrued expenses	295	(227)
Due to general partner	680	1,347
Other liabilities	428	(1,829)

Net cash provided by operating activities	38,545	43,302

Cash flows from investing activities:
Capital expenditures	(12,966)	(20,902)
Investment in unconsolidated affiliate	(6)	—
Net cash paid for acquisitions	—	(8,000)

Net cash used in investing activities	(12,972)	(28,902)

Cash flows from financing activities:
Distributions	(25,758)	(25,438)
Deferred financing costs	(213)	(584)
Repayments to credit facility	(15,000)	(3,313)
Proceeds from credit facility	22,000	23,250
Equity contribution from non-controlling interests	1,575	—
Payments of earn-out liability	(2,153)	(1,028)
Distributions paid to non-controlling interests	(7,200)	(8,000)
Net settlement withholding taxes related to stock based compensation	(202)	—
Distribution equivalent rights paid on unissued units	(529)	(763)

Net cash used in financing activities	(27,480)	(15,876)

Net decrease in cash and cash equivalents	(1,907)	(1,476)
Cash and cash equivalents, beginning of period	4,584	5,870

Cash and cash equivalents, end of period	$2,677	$4,394

ARC LOGISTICS PARTNERS LP

RECONCILIATIONS OF ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net Income	$144	$4,132	$5,835	$12,212
Income taxes	55	49	86	101
Interest expense	3,132	2,481	8,656	7,234
Depreciation (a)	4,143	3,512	12,128	9,979
Amortization (a)	2,980	3,055	9,041	9,192
Loss on disposal of property and equipment (a)	891	—	891	—
One-time non-recurring expenses (b)	2,437	15	2,437	616
Non-cash unit-based compensation	518	1,233	1,886	3,528
Non-cash loss (gain) on revaluation of contingent consideration, net (a)(c)	320	326	879	(183)
Non-cash deferred rent expense (d)	65	65	196	196

Adjusted EBITDA	$14,685	$14,868	$42,035	$42,875

Cash interest expense	(2,665)	(2,280)	(7,390)	(6,601)
Cash income taxes	(55)	(49)	(86)	(100)
Maintenance capital expenditures	(1,366)	(2,583)	(3,314)	(6,985)
Equity earnings from the LNG Interest	(2,431)	(2,512)	(7,243)	(7,439)
Cash distributions received from the LNG Interest	2,064	2,560	6,090	7,319

Distributable Cash Flow	$10,232	$10,004	$30,092	$29,069

Maintenance capital expenditures	1,366	2,583	3,314	6,985
Distributable cash flow attributable to non-controlling interests	2,093	2,737	6,924	8,770
Changes in operating assets and liabilities	1,601	11	(285)	(1,095)
One-time non-recurring expenses (b)	(2,437)	(15)	(2,437)	(616)
Other non-cash adjustments	693	352	937	189

Net cash provided by operating activities	$13,548	$15,672	$38,545	$43,302

(a)	The (gain) loss on revaluation of contingent consideration, loss on disposal of property and equipment, depreciation and amortization have been adjusted to remove the non-controlling interest portion related to the GE Energy Financial Services affiliate’s ownership interest in Arc Terminals Joliet Holdings LLC.
(b)	The one-time non-recurring expenses relate to amounts incurred as due diligence expenses from acquisitions and other infrequent or unusual expenses incurred.
(c)	The non-cash (gain) loss on revaluation of contingent consideration is related to the earn-out obligations incurred as a part of the Joliet terminal acquisition.
(d)	The non-cash deferred rent expense relates to the accounting treatment for the Portland terminal lease transaction termination fees.

ARC LOGISTICS PARTNERS LP

SUPPLEMENTAL INFORMATION

(In thousands, except operating data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Selected Operating Data:
Storage capacity (bbls)	7,842,600	7,841,100	7,842,600	7,841,100
Throughput (bpd)	181,387	171,170	171,841	159,689
% Take or pay revenue	81%	84%	81%	85%
Throughput Data (bpd):
Asphalts and industrial products	17,570	14,879	18,367	15,935
Crude oil	87,379	87,877	77,842	77,806
Distillates	26,423	19,717	26,236	21,465
Gasoline	50,015	48,697	49,396	44,483

Total Throughput	181,387	171,170	171,841	159,689

Revenue Summary:
Minimum storage & throughput services fees	$21,848	$21,908	$64,262	$65,733
Excess throughput & handling fees	3,641	3,299	10,517	8,949

Total storage & throughput fees	25,489	25,207	74,779	74,682

Ancillary services fees	1,801	1,465	5,023	4,301

Total revenue	$27,290	$26,672	$79,802	$78,983

Capital Expenditures Summary:
Maintenance capital expenditures	$1,366	$2,583	$3,314	$6,985
Expansion capital expenditures	5,888	3,493	12,542	12,552

Total capital expenditures	$7,254	$6,076	$15,856	$19,537